EXHIBIT 99.1

Script

Slide 1 – Title

Good afternoon and welcome to First Charter’s Second Quarter Conference Call. Today, we will be discussing our earnings results as presented in our July 9th earnings release, as well as management’s projections for the second half of 2002.

I am Bob Bratton, Chief Financial Officer. With me today are Lawrence Kimbrough, President and Chief Executive Officer, Bob James, Group Executive Vice President of Sales and Marketing, Tom McFarland, Group Executive Vice President of Information Technology and Operations, and Steve Rownd, Group Executive Vice President of Risk Management.

The slides referred to during this call are available on our website at www(dot)FirstCharter(dot)com.

The next slide contains our Forward Looking Statements Disclosure.

Slide 2 – Forward Looking Statements

In reviewing our forward looking disclosure, please note that there are several factors which could cause our projections as noted in this presentation to vary from actual results.

Now that we have reviewed the forward looking statement, our next slide will provide an outline of today’s discussions.

Slide 3 – Conference Call Outline

Our discussions today will be conducted in three phases. The first phase will discuss our results of operations for the second quarter of 2002. The second phase will discuss our outlook for the second half of 2002 and the last phase will consist of a Question and Answer session.

The following slide summarizes our second quarter 2002 results.

Slide 4 – Second Quarter Results

First Charter recognized earnings per share of 32 cents during the second quarter of 2002. These results exceeded our projections of 28 to 30 cents provided in our April 10th 2002 Conference Call.

Noninterest income exceeded our projections because we recognized a gain of $1 million dollars on the sale of excess bank property. This gain on sale accounted for 2 cents diluted earnings per share.

These results represent a 14% increase over prior period results. Excluding the property gain, these results represent a 7% increase.

Further details regarding our noninterest income will be discussed later in the call.

Next, we will review our year to date earnings.

Slide 5 – Year to Date Results

Our earnings per share for the first half of 2002 totaled 60 cents compared to 56 cents for the first half of 2001.

This increase in earnings has been fueled by loan growth and a decrease in funding costs during 2002.

Next, we will review our loan growth.

Slide 6 – Loan Portfolio

This graph presents our Total Loan Portfolio balance for the last five quarters by loan type.

As noted on the graph, we have experienced loan growth during the first half of 2002. During the second quarter, loans increased $96.1 million in addition to the $74.7 million in growth from the first quarter of 2002.

First Charter, as part of our focus on improving the margin and decreasing our credit risk profile, has emphasized changing the mix of its loan portfolio via secured loan growth in 1-4 family mortgages, home equity lines of credit, and consumer installment loans. Growth in home equity lines of credit and consumer installment loans account for 44 and 38 percent of the total loan growth for the three and six months ended June 30th 2002, respectively.

Our next slide presents our securities available for sale investment portfolio for the last five quarters.

Slide 7 – Investment Portfolio

Our investment portfolio remained relatively constant during the second quarter, amounting to $1.1 billion.

As we noted last quarter, First Charter restructured a portion of the securities available for sale portfolio during the first half of 2002 in order to reduce interest rate risk. Year to date, we have sold approximately $249 million of securities with longer maturities and replaced them with securities having shorter maturities. First Charter monitors the results of a 300 basis point rate shock to the securities portfolio in order to determine the amount of change to the fair market value of the portfolio. By restructuring the securities portfolio during 2002, we have been able to reduce the effects of the rate shock to the fair market value of the portfolio by approximately $17 million.

Additionally, we continue our strategy of reducing our equity securities holdings.

Next, we will review deposit balances for the last five quarters.

Slide 8 – Deposits

Deposits increased $52.7 million during the second quarter of 2002 and a total of $100 million during the first half of 2002.

During the second quarter, noninterest bearing deposits increased $24.5 million while time deposits grew $24.4 million. First Charter has been focused on the strategy of increasing transactional noninterest bearing accounts with existing retail and business customers in an effort to raise less expensive sources of funding. The impact of this strategy will be a reduced dependency on higher cost sources of funds, such as CDs and borrowings.

Our next slide provides a view of our nonperforming assets over the last five quarters.

Slide 9 – Asset Quality

This graph outlines our nonaccrual loans and OREO over the last five quarters. Our nonaccrual loans increased 11 percent compared to the first quarter of 2002 to $30.7 million. One large commercial relationship, in the retirement home industry, drove the majority of this increase. Although we have experienced good success remediating nonaccrual and OREO inventories, additions have exceeded our reductions.

OREO balances increased $1.2 million to $8.4 million during the second quarter of 2002. The balance in OREO has remained in the current range during the last three quarters when one large entertainment facility loan moved from nonaccrual status to OREO during the fourth quarter of 2001.

Our next slide outlines our nonaccrual loans to total loans ratio over the last five quarters.

Slide 10 – Asset Quality

As noted on this graph, our nonaccrual loans to total loans ratio has increased to 1.44 percent during the second quarter of 2002. This is down one basis point from a year ago, and up 22 basis points from December 31st 2001.

We anticipate that the current trend of increasing nonaccrual loans may continue in the next two quarters as some of our customers continue to experience difficulties in this current economic environment.

Our next slide outlines our most recent five quarter history for our allowance for loan losses ratio.

Slide 11 – Allowance for Loan Losses

The allowance for loan losses as a percentage of total loans decreased to 1.28% at June 30, 2002 compared to 1.32% at December 31, 2001 and 1.42% at June 30, 2001. This reduction has been caused by several factors.

During the fourth quarter of 2001, two large commercial loans were charged-off which already had specific reserves allocated to them. Since these reserves were already established and used at the time of charge-off, no additional provision was made, thus contributing to the decline in the percentage of allowance for loan losses to loans during the fourth quarter of 2001.

As previously stated, First Charter, as part of our focus on improving the margin and decreasing our credit risk profile, has emphasized changing the mix of its loan portfolio via secured loan growth in 1-4 family mortgages, home equity lines of credit, and consumer installment loans.

Growth in home equity lines of credit and consumer installment loans account for 44 and 38 percent of the total loan growth for the three and six months ended June 30th 2002, respectively. These types of secured lending generally require lower allocations in First Charter’s loan losses model.

As previously discussed, First Charter experienced an increase in nonaccrual loans during the first and second quarter of 2002. Since most of these loans are secured, their classification as nonaccrual did not have a significant impact on the ratio of allowance for loan losses to loans at June 30th 2002. This is further supported by First Charter’s annual net charge-off ratio being between 16 and 34 basis points for the five years ending December 31st 1997 through 2001.

Our migration model allocates reserves to loan types based upon their estimated loss ratios using current and historical information. Thus the loan loss migration model continues to indicate that the allowance for loan losses is sufficient to cover probable losses in the loan portfolio.

The provision for loan losses for the three months ended June 30th 2002 was $2.2 million compared to $1.2 million for the three months ended June 30th 2001. The provision for loan losses for the first half of 2002 was $4.3 million compared to $1.9 million for the first half of 2001. The increase in provision for loan losses for both these periods is primarily due to an increase in net charge-offs, loan growth, and, to a lesser extent, an increase in nonaccrual loans.

The following slide outlines our net interest margin results.

Slide 12 – Net Interest Margin

As the Federal Reserve aggressively cut interest rates during 2001, approximately $900 million in rate sensitive loans re-priced with each rate cut. Due to our asset sensitivity and the addition of lower yielding securities, we have experienced a decline in our net interest margin percentage. Our margin has stabilized since the fourth quarter of 2001, remaining in the 3.61 to 3.64 percentage range.

Although interest rates remained flat during the first half of 2002, we did not experience an increase in our margin. This was due to two of the rate cuts, totaling 75 basis points, which occurred late in the fourth quarter of 2001. The full impact of these rate cuts was not felt until the first quarter of 2002. In addition, assets added to the balance sheet during 2002 have been added at rates below the weighted average yield of assets already on the books. On a positive note, we have been able to reprice some of our interest bearing liabilities to lower rates, which has allowed us to overcome the impact of the late rate cuts and the addition of lower yielding assets.

During the second phase of the call, we will discuss our outlook for our net interest margin for the remainder of the year.

Slide 13 – Net Interest Income

In spite of the declines in our net interest margin, our net interest income has increased from $26.3 million a year ago to $28.6 million during the second quarter of 2002. This increase was largely due to growth in average interest earning assets.

Next, we will discuss our noninterest income and noninterest expense results.

Slide 14 – Noninterest Income

Quarter to date, our noninterest income increased 33 percent over the second quarter of 2001. This increase includes a $1.0 million dollar gain on the sale of excess bank property. Removing the effect of this gain, noninterest income increased 21 percent. We continue to experience strong growth in our service charge income. Additionally, increases in insurance services income, and trading gains were reported during the second quarter of 2002.

Year to date, noninterest income has grown 31 percent over the first half of 2001. Excluding the $1.0 million dollar gain on the sale of excess bank property, noninterest income increased 25 percent over the first half of 2001. The primary drivers of this improvement were increased service charge income, gains from the restructuring of the securities portfolio, trading gains, brokerage income, and insurance services income. Decreased mortgage fee income and net write downs of equity method investments offset a portion of these increases. Mortgage fee income has decreased during 2002 due to mortgage loans being retained by the bank instead of selling these loans into the secondary market. By placing these mortgage loans on our balance sheet, the mortgage fee income is recognized over the life of the loan versus at the time of sale as in prior periods.

Next, we will discuss our noninterest expense results.

Slide 15 – Noninterest Expense

The major factors increasing the comparative quarter to date noninterest expense amounts were the costs of a new computer operating system brought into service in late 2001 and the costs associated with the human resources added during 2001 to support the increased complexity of our business. Additionally, as revenues increased in certain noninterest income categories, incentive compensation based on that revenue increased as well.

The year to date factors effecting noninterest expense mirror the second quarter explanations and also include the additional occupancy and equipment depreciation expense related to putting the First Charter Center into service during the second quarter of 2001.

In the normal course of business, First Charter evaluates and implements tax-planning strategies. As a result of these strategies, the effective tax rate for the second quarter of 2002 and the first half of 2002 decreased to 27.3 percent compared to 32.3 percent for the second quarter of 2001 and 32.1 percent for the first half of 2001.

This now concludes the first phase of our call this afternoon.

Slide 16 – Conference Call Outline

The next phase of the call is our balance sheet growth and earnings guidance for the third quarter of 2002.

Next, let’s look at our anticipated balance sheet growth.

Slide 17 – Balance Sheet Projections

While we have experienced growth year to date, given the uncertainty of the current economic environment, our balance sheet projections anticipate loan growth for the entire year of 2002 to be approximately 8 and 10 percent with deposit growth of approximately 4 and 6 percent for the same period.

The following slide presents our forecast for our net interest margin for the remainder of 2002.

Slide 18 – Net Interest Margin Forecast

We are assuming the Federal Reserve has completed its reduction of interest rates and that short term rates will remain unchanged. Based on this assumption, we believe our net interest margin will be in a range from its current level of 3.61 percent to as high as 3.65 percent for the remainder of 2002.

Since time deposits represent approximately 42 percent of our funding sources, any repricing downward of maturing certificates would help widen the net interest margin. In a flat rate environment, however, assets added will be recorded at yields below the current weighted average levels.

Should interest rates rise during the year, First Charter would have an opportunity to see its margin improve because its balance sheet is asset sensitive.

Next, we will discuss our outlook for asset quality.

Slide 19 – Asset Quality

As noted earlier, First Charter has a large percentage of secured loans. As such, it takes time to rehabilitate nonaccrual loans or transition nonaccrual loans through the foreclosure and liquidation process. The same is true of other real estate owned.

Although it is difficult to forecast, we would expect that our nonaccrual loans and OREO balances to remain flat to slightly higher for the remainder of 2002.

Next, we will discuss our outlook for noninterest income.

Slide 20 – Noninterest Income Forecast

We anticipate that our noninterest income will generally remain at the level recognized during the second quarter of 2002 for the remainder of 2002, excluding our gain on the sale of property, gain on sale of securities, and write down on equity method investments.

We will continue to monitor our securities available for sale investment portfolio and manage the interest rate risk of the portfolio via possible additional restructurings.

Next, we will discuss our noninterest expense forecast for the remainder of 2002.

Slide 21 – Noninterest Expense Forecast

As we noted during previous conference calls, First Charter has spent the past two years repositioning our company from the accumulation of five small community banks and one thrift into a company equipped to meet the needs and challenges of a multi-billion dollar financial institution. This repositioning has come with a financial impact. During 2002, we have and will be experiencing a full-year’s impact of putting the First Charter Center into service, our conversion to a new core operating system, and the costs associated with the human resources needed to support and run a multi-billion dollar financial institution.

We anticipate that quarterly noninterest expense figures for the remainder of 2002 will remain at the level recorded for the first half of 2002.

Management recognizes the need to control noninterest expense and to carefully manage the efficiency ratio of the company. Recently the company has undertaken new initiatives to accomplish these goals. For example, in recent months, First Charter has implemented new controls to limit net new hires without executive management approval.

Additionally, we anticipate that our effective tax rate will remain in the 27 to 28 percent range for the remainder of 2002.

Taking into consideration the growth forecasts presented for the balance sheet, noninterest income, and noninterest expense, the next slide presents our forecast for earnings per share for the remainder of 2002.

Slide 22 – Earnings per Share Forecast

We anticipate that our third quarter 2002 diluted earnings per share will be between 33 and 35 cents. Additionally, we anticipate diluted earnings per share will be between $1.26 and $1.28 for the year ended December 31st 2002.

The last phase of our conference call is our question and answer phase.

Slide 23 – Conference Call Outline

Before we begin, all of us at First Charter would like to thank everyone for their time today in participating on this call. As a reminder, SEC rules limit the information we can discuss on this call.

With that said, Operator we are now ready to begin our question and answer phase.

Slide 24 – Picture and Logo